Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

PharmaCell B.V.

Chief Executive Officer

Alexander Vos

+31 43 350 99 10

a.vos@pharmacell.nl

ImmunoCellular Therapeutics Establishes Manufacturing Agreement with

PharmaCell B.V. for European Production of ICT-107

for Phase 3 Registration Trial

Los Angeles, CA and Maastricht, The Netherlands – March 19, 2015 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced the establishment of an agreement with PharmaCell B.V. to provide contract manufacturing services for the European production of ICT-107, a dendritic cell-based cancer immunotherapy in development as a potential treatment for glioblastoma (GBM). This agreement with PharmaCell, a leading European contract manufacturing organization focuses on the production of human cell therapy products, and is designed to enable ImmunoCellular to access phase 3 supplies of ICT-107, manufactured with ImmunoCellular’s commercial-ready production process. ImmunoCellular intends to initiate a Phase 3 registrational program for ICT-107 in the US and in Europe in 2015.

“Securing high quality ICT-107 manufacturing in Europe is a key milestone on our way to initiating a phase 3 registrational trial later this year, and helps to lay the groundwork for seeking EMA regulatory approval, assuming a positive outcome to the phase 3 program and favorable regulatory review,” said Andrew Gengos, ImmunoCellular Chief Executive Officer. PharmaCell has an excellent reputation as a high-quality, full-service GMP manufacturer, with unique expertise in cancer immunotherapy products manufactured for the EU market. We believe that the start of this trial will bring us closer to our goal of building a leading cancer immunotherapy company.”

Alexander Vos, Chief Executive Officer of PharmaCell BV, said: “We are excited that ImmunoCellular Therapeutics, a global leader in cancer immunotherapy, has decided to work with us. Their decision confirms that our new Geleen facility is indeed viewed by industry experts as meeting the requirements and client expectations for late clinical stage and commercial manufacturing for ATMPs. We look forward to supporting ImmunoCellular in its effort to develop ICT-107 for the benefit of European patients.”

ImmunoCellular plans to initiate a technology transfer process from its North American manufacturer to harmonize the EU and US methods of production of ICT-107 for the planned phase 3 registration trial. The technology transfer process is anticipated to begin as soon as practicable.

About PharmaCell

PharmaCell is a leading European-based CMO active in the area of cell therapy and regenerative medicine. PharmaCell has experience in supporting Phase I-III clinical trials, as well as commercialization projects, in terms of manufacturing, QC, QP batch certification, storage, in-outgoing logistics. The company is exclusively focused on providing contract services in the area of human cell therapy. Its services include process and assay-development to ensure GMP compliance, robustness and scalability of cell therapy manufacturing processes. PharmaCell operates two state-of-the art cGMP certified facilities situated in Maastricht and Geleen, The Netherlands, centrally located in Europe. The facilities covers 4500 square meters including clean rooms, grade A, B, C and D (Classes 100/10.000/100.000), R&D and QC laboratories including cryopreservation, warehouse and logistics areas. For more information about PharmaCell and its capabilities, please visit www.pharmacell.nl.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based cancer immunotherapy targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular’s pipeline also includes: ICT-121, a dendritic cell immunotherapy targeting CD133; ICT-140, a dendritic cell immunotherapy targeting ovarian cancer antigens and cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer killing T-cells.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding the timing for the initiation of a registrational trial for ICT-107, development, manufacturing and commercialization of ICT-107 in the EU, including the initiation of a phase 3 study and potential for regulatory approval of ICT-107 by the EMA. These statements are based on ImmunoCellular’s current expectations and involve significant risks and uncertainties, including those described under the heading “Risk Factors” in ImmunoCellular’s most recently filed annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.